EXHIBIT 11.1

Independent Auditor's Inclusion Letter

We agree to the inclusion in the Regulation A Offering Circular on Form 1-A of Mythic Collection, LLC, dated May 31, 2019, of our report, dated April 8, 2019, on our audit of the financial statements of Mythic Collection, LLC as of January 31, 2019 and for the period from January 30, 2019 through January 31, 2019.

/s/ CohnReznick LLP

Bethesda, Maryland

May 31, 2019